                                                                      Exhibit 12


                       TXU GAS COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
    AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS


                                                                                                      Predecesssor
                                                                                               --------------------------
                                                                                 Period from   Period from
                                                                                 Acquisition    January 1,
                                                      Year Ended December 31,      Date to       1997 to      Year Ended
                                                     ------------------------   December 31,   Acquisition   December 31,
                                                      2000      1999     1998        1997         Date           1996
                                                     -----     -----    -----   ------------   -----------   ------------
                                                                     Millions of Dollars, Except Ratios
EARNINGS:
  Income (loss) from continuing operations
   before extraordinary items.....................   $ (13)    $ (18)   $ (22)         $  (9)        $ (15)         $  10
  Add: Equity in net losses of less-than
   50% owned affiliates...........................      --        --       --             --             1              4
     Total federal income taxes (benefit).........       5       (16)      (3)            (2)           (5)            10
     Fixed charges (see detail below).............      86        79       77             32            45             78
                                                     -----     -----    -----          -----         -----          -----
      Total earnings..............................   $  78     $  45    $  52          $  21         $  26          $ 102
                                                     =====     =====    =====          =====         =====          =====

FIXED CHARGES:
  Interest expense................................   $  72     $  67    $  71          $  32         $  45          $  77
  Rentals representative of the interest factor...       4         2        1             --            --              1
  Distributions on preferred trust securities.....
   of subsidiaries*...............................      10        10        5             --            --             --
                                                     -----     -----    -----          -----         -----          -----
     Fixed charges deducted from earnings.........      86        79       77             32            45             78
                                                     -----     -----    -----          -----         -----          -----
  Preferred dividends of registrant (pretax)**....       2         8        5              6             9             22
                                                     -----     -----    -----          -----         -----          -----
     Fixed charges and preferred dividends........   $  88     $  87    $  82          $  38         $  54          $ 100
                                                     =====     =====    =====          =====         =====          =====

RATIO OF EARNINGS TO FIXED CHARGES................    0.91      0.57     0.68           0.66          0.58           1.31
                                                     =====     =====    =====          =====         =====          =====

RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDENDS.......................................    0.89      0.52     0.63           0.55          0.48           1.02
                                                     =====     =====    =====          =====         =====          =====


* Distributions of preferred trust securities are deductible for tax purposes.
** Preferred dividends multiplied by the ratio of pre-tax income to net income.